Exhibit 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 1st Quarter FY 2009 Conference Call

April 22, 2009

▪	Good morning and thank you for taking the time to participate in our first quarter earnings conference call.
▪	Joining me today is Sherman Black, our new president and chief operating officer, and Rob Wolf, our chief financial officer, who will review our recent operating results.
▪	Also with us is Manny Almeida, our executive vice president of sales and marketing.
▪	We will be pleased to take your questions at the conclusion of our remarks.
▪	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.
▪	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to the subject of this conference call, our first quarter sales came to $18.4 million, compared to $22.7 million in the year-earlier period.
▪	First quarter earnings of $1.2 million or $0.13 per diluted share were down from $1.8 million or $0.18 per diluted share in the same period of 2008.
▪	These operating results reflect the fact that many prospective customers have adopted an extremely cautious posture toward capital expenditures.
▪	This hesitancy has caused many customers to defer purchasing our equipment, which has significantly lengthened selling lead times.
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In addition, our customers are conservatively managing their inventories of consumable supplies, reflecting reduced consumption of blank discs and replacement printer ribbons/cartridges used in retail and other applications.

▪	In a positive development, Rimage’s first quarter gross margin benefited from a shift in product mix as well as reduced costs stemming from service-related improvements to our products.
▪	Our first quarter earnings also benefited from the actions we have taken in recent quarters to streamline our cost structure.
▪	Due to our focus on cost control, selling, general and administrative expense has been reduced by approximately $1.3 million in comparison to last year’s first quarter.
▪	However, we have increased spending on product development, reflecting our commitment to further strengthen Rimage’s position for future growth.
▪	We will be able to maintain our strong emphasis on R&D thanks to Rimage’s exceptionally strong financial condition.

▪	We ended the first quarter with cash and investments of nearly $97 million and a virtually debt-free balance sheet.
▪	As a result, we have ample resources and financial flexibility for supporting our various growth initiatives.
▪	Speaking of growth, interest in our CD/DVD/Blu-ray disc publishing capital equipment remains encouraging across a wide range of applications.
▪	For example, all levels of the government market have been generating solid demand for our products, and we intend to intensify our sales efforts in this huge market.
▪	We also are optimistic about the future of electronic medical records, a field that is gaining traction, particularly in Europe and Asia.
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Having established a strong position in the medical market as the digital output solution for the imaging systems of GE and every other major manufacturer, we are well-positioned to capitalize on medical documents, which represent a much larger, long-term opportunity.

▪	Various archiving and video applications also hold considerable potential for us going forward.
▪	At the same time, we are continuing to evaluate new business opportunities.
▪	Spearheading this process is Sherman Black, who will play a key role in formulating a long-range strategic plan for Rimage.
▪	Our current and future opportunities, coupled with our ongoing commitment to R&D, make us optimistic about Rimage’s future.
▪	So while our near-term performance may lag our historic norms, we have a great deal of confidence in Rimage’s prospects over the long haul.
▪	Now, I would like to introduce Sherman Black, who started in his capacity as president and chief operating officer earlier this month.
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Prior to joining Rimage, Sherm amassed wide-ranging experience and a highly successful career with Seagate Technology, where he most recently served as senior vice president, marketing and strategy, of the Core Products Business Group.

▪	During his 20-year career with Seagate, Sherm also held a range of other executive management positions in business development, sales and marketing.
▪	Given his experience and leadership capability, his appointment as president and chief operating officer will significantly strengthen our management team.
▪	Now, Sherm will share his initial impressions about Rimage.
▪	Sherm...

Remarks of Sherman Black

Rimage Corporation 1st Quarter FY 2009 Conference Call

April 22, 2009

▪	Thank you, Bernie.
▪	It’s a genuine pleasure to be with you this morning as part of Rimage’s first quarter conference call.
▪	I also am enthused by the opportunity to work with this strong company and its highly capable management team.
▪	Since I have been on the job for just a little over two weeks, I am still on a learning curve about Rimage’s operations, markets and products.
▪	However, I would like to share with you a few of my initial impressions about what I have seen and learned thus far.
▪	First, the quality of the people throughout all levels of this organization is exceptional.
▪	Rimage’s employees are highly skilled and fully committed to meeting the needs of our customers.
▪	All in all, Rimage’s foundation of human assets is very sound.
▪	Second, the more I become grounded in Rimage’s current business, the more opportunities I see around our core business.
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The opportunities facing this company are far from exhausted, which is why I am currently spending a great deal of time exploring how we can maximize our products, global distribution channel and other current capabilities...both here and overseas.

▪	As we get further into this process, we may come across new potential areas that could extend beyond the current scope of our operations.
▪	We will study any such opportunity if it makes good economic and business sense, and we will prioritize those that are complementary to our core business.
▪	We have no intention of going on an acquisition spree, buying a wide array of unrelated businesses.
▪	Rather, we will remain a highly focused organization, functioning as an integrator of technologies that are appropriate to the opportunities we will be pursuing.
▪	This is a challenging period for Rimage and most other providers of capital equipment, but despite the impact of sluggish economic conditions, Rimage continues to be a profitable cash generator.
▪	That, in itself, offers ample testimony to the underlying strength of this business.
▪	Again, let me say that it is a pleasure to be with you today, and I look forward to speaking and meeting with you as I become more thoroughly grounded in this business.
▪	Now, I will turn the call over to Rob Wolf, who will review our first quarter operating results.

Remarks of Robert M. Wolf

Rimage Corporation 1st Quarter FY 2009 Conference Call

April 22, 2009

▪	Thanks, Sherm.
▪	First, I will run through some first quarter sales highlights.
▪	Sales of digital publishing hardware declined 23% in the first quarter of 2009 and accounted for 36% of total sales, compared to 36% in last year’s fourth quarter and 38% in the first quarter of 2008.
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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, declined 17% in this year’s first quarter in comparison to the year-earlier period.

▪	Recurring revenues accounted for 64% of sales in this year’s first quarter, compared to 64% in the fourth quarter and 62% in the first quarter of 2008.
▪	Consumable supplies and services have accounted for a higher than normal proportion of our total sales over the past year due to the economy-related slowdown in sales of disc publishing hardware.
▪	International sales declined 10% in this year’s first quarter and accounted for 48% of total sales, compared to 43% in the year-earlier period.
▪	Our lower international sales reflect the impact of foreign currency effects, which decreased worldwide sales by 5% in the first quarter of 2009.
▪	Rimage’s gross margin rose to 47% in the first quarter, from 39% in last year’s fourth quarter and 43% in the first quarter 2008.
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As we said in this morning’s release, our first quarter gross margin benefited from a shift in product mix and reduced costs related to product improvements that have further strengthened their performance and reliability.

▪	We anticipate a gross margin in the low 40% range in the second quarter.
▪	Moving down the P&L, our overall cost structure in the first quarter continued to benefit from the expense reduction measures that we have instituted over the past several quarters.
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Reflecting the impact of workforce reductions and other cost control measures, selling, general and administrative expense totaled $5.3 million in this year’s first quarter, down from $6.6 million in the first quarter of 2008.

▪	First quarter SG&A was up modestly from $5.1 million in the fourth quarter of 2008.
▪	We believe SG&A will remain at or near the current level in this year’s second quarter.
▪	R&D expense partially offset the improvement in SG&A, rising to $2.0 million in the first quarter, from $1.2 in the fourth quarter and $1.4 million in last year’s first quarter.
▪	The increase in R&D expense resulted from a higher level of investments in new product development in addition to important enhancements to our current product line.

▪	R&D expense is expected to continue at a relatively high level in the second quarter.
▪	Our operating margin was 7% in the first quarter, compared to 9% in last year’s fourth quarter and 7% in the first quarter of 2008.
▪	We were taxed at an effective rate of 33% in this year’s first quarter and believe our full-year tax rate will be in the range of 34% to 35%.
▪	Turning now to our balance sheet, cash and investments totaled $96.7 million at March 31, 2009, up from $95.4 million at the beginning of this year.
▪	We made no share repurchases in the first quarter, and approximately 423,000 shares remain available for repurchase under an uncompleted authorization.
▪	Finally, stockholders’ equity came to $110.3 million at the end of the first quarter, up from $109.0 million at the beginning of the year.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.